UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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VERMILLION, INC.

(Name of Registrant as Specified In Its Charter)

György B. Bessenyei

Gregory V. Novak

Robert S. Goggin

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 18, 2013, György B. Bessenyei, Gregory V. Novak and Robert S. Goggin (collectively, the “Participants”) issued a press release (the “Press Release”) announcing the recommendation of Glass Lewis to elect the Participants’ nominee to the board of directors of Vermillion, Inc. (“Vermillion”).

A copy of the Press Release is attached hereto as Exhibit 1 and is incorporated herein by reference.

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THE PARTICIPANTS IN THE GROUP’S SOLICITATION OF PROXIES CONSIST OF ONLY MR. BESSENYEI, MR. NOVAK AND MR. GOGGIN (THE MEMBERS OF THE GROUP) AT THIS TIME. THE GROUP HAS FILED SOLICITING MATERIALS, WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) ON SCHEDULE 14A PURSUANT TO RULES 14a-12 AND 14a-6 OF THE RULES AND REGULATIONS PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. STOCKHOLDERS OF VERMILLION CAN OBTAIN COPIES OF THIS FILING, AS WELL AS PRIOR FILINGS BY THE GROUP PURSUANT TO RULE 14a-12 AND RULE 14a-6, AS WELL AS THE GROUP’S DEFINITIVE PROXY STATEMENT FILED WITH THE SEC ON JANUARY 29, 2013 (THE “PROXY STATEMENT”), WHICH TOGETHER CONTAIN THE REQUIRED INFORMATION UNDER SUCH RULE REGARDING THE IDENTITY AND BACKGROUND OF THE MEMBERS OF THE GROUP, AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS AND OTHERWISE, AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATING TO THE SOLICITATION OF PROXIES BY MEMBERS OF THE GROUP FROM THE STOCKHOLDERS OF VERMILLION, INC. FOR USE AT ITS 2012 ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THE PROXY STATEMENT HAS BEEN OR WILL BE FIRST SENT OR GIVEN TO VERMILLION, INC. STOCKHOLDERS ON OR ABOUT FEBRUARY 6, 2013 AND ALSO IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

EXHIBIT 1

Glass Lewis Recommends Vermillion Stockholders Vote the WHITE Proxy Card to Elect Dissident Nominee at Upcoming Annual Meeting

PHILADELPHIA, March 18, 2013- Robert S. Goggin, Gregory V. Novak, and George Bessenyei, stockholders of Vermillion, Inc. (“Vermillion” or the “Company”) (NASDAQ:VRML) acting together as the “Concerned Vermillion Stockholders” or the “Group”, today announced that Glass Lewis, a leading independent proxy voting advisory firm, has recommended that Vermillion stockholders vote on Concerned Vermillion Stockholder's WHITE proxy card to elect highly qualified nominee, Robert S. Goggin. Glass Lewis recommended that Vermillion shareholders "DO NOT VOTE" on the Company's blue proxy card.

The recommendation makes Glass Lewis the second independent proxy advisory firm to advise shareholders to vote on the Concerned Vermillion Stockholders' WHITE proxy card.

In reaching its conclusion, Glass Lewis performed a detailed analysis of both sides' positions in the election contest and, in particular, carefully considered, among other things, the Company's total stockholder return, financial performance and corporate governance.

Glass Lewis concluded that shareholders should vote for Mr. Goggin on the WHITE proxy card.

Excerpts from Glass Lewis Analysis & Recommendation

Financial Performance

“[The] significant reduction in the Company's trailing sales multiple since 2010 suggests to us that investors have either lost confidence in the potential value of the Company's OVA1 product and development pipeline, in management's ability to realize the potential value of those assets, or, more likely, a combination of the two.”

“The Company has also demonstrated an inability to make reasonable sales projections, which further serves to erode investor confidence in management and the board, in our view. Notably, the Company projected fiscal year 2011 revenue from OVA1 sales of approximately $34.05 million and fiscal year 2010 revenue from OVA1 sales of approximately $9.70 million, compared with actual fiscal year 2011 product sales of approximately $1.47 million and actual fiscal year 2010 product sales of approximately $0.31 million. Here, while we believe a fairly wide margin of error should be expected in forecasting emerging product sales, we nevertheless agree with the Dissident that management and the board should be held accountable for actual sales that represent just 4.3% and 3.2% of forecast sales in fiscal years 2011 and 2010, respectively.”

Corporate Governance

"We believe the Dissident raises a number of valid concerns regarding corporate governance at the Company. In particular, we believe shareholders should be concerned by the board's failure to call an annual meeting in 2012 despite having a window of opportunity following a court ruling on November 16, 2012 that allowed the Company to proceed with calling an annual meeting. Instead, the board received a notice of delisting from the Nasdaq and legal action from the Dissident before finally announcing a meeting in January 2013."

From Glass Lewis’ CONCLUSION:

“Given the Company's poor financial and operational performance under the current board, we believe shareholders could benefit from new, outside perspective. While we believe removing the Company's CEO was a positive step by the board, it appears to be a reactionary measure taken only after investors voiced concerns to the board. We further question the board's decision to approve a lucrative consulting agreement with the departed CEO in particular given Mr. Huebner's assignment as interim CEO.”

“Given a number of corporate governance concerns and actions by the existing board that appear contrary to the interests of shareholders, we believe additional independent oversight is warranted and that the Dissident's request to fill a single vacant seat on the board is reasonable. If elected, the Dissident Nominee would constitute a minority of the board (one out of six directors or 16.7%) and would not be able to adopt any measures without the support of other board members.

Thus, we expect Mr. Goggin will work proactively with the incumbents if he is to effect long-term change.”

If you have any questions, require assistance with submitting your WHITE proxy card or need additional copies of the proxy materials, please contact:

Okapi Partners

Patrick McHugh/ Geoffrey Sorbello

(212) 297-0720 or (877) 566-1922 (toll-free)

website: www.savevrml.com